Exhibit 10.3

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 31, 2016 (the “Effective Date”) among WESTERN ALLIANCE BANK, an Arizona corporation with an office located at 55 Almaden Boulevard, Suite 100, San Jose, California  95113 (“Bank”), as collateral agent (in such capacity, the “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Bank in its capacity as a Lender, and SOLAR CAPITAL LTD., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, New York 10022 (“Solar;” together with Bank, each a “Lender” and collectively, the “Lenders”), and SUNESIS PHARMACEUTICALS, INC., a Delaware corporation with offices located at 395 Oyster Point Boulevard, Suite 400, South San Francisco, California  94080 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders.  The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

1.1 Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations must be made in accordance with GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay.  Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability.  Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date, or in the case of one (1) term loan made by Solar, no later than April 1, 2016, in an aggregate amount up to Fifteen Million Dollars ($15,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term Loan”, and collectively as the “Term Loans”). After repayment, no Term Loan may be re-borrowed.

(b) Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loans, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (a) thirty-six (36) months, if the Amortization Date is May 1, 2017, or (b) thirty (30) months, if the Amortization Date is November 1, 2017. All unpaid principal, the Final Payment, and accrued and unpaid interest with respect to the Term Loans, are due and payable in full on the Maturity Date.  The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments.  If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued but unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other sums, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the Final Payment in respect of the Term Loan(s).

(d) Permitted Prepayment of Term Loans.  Borrower shall have the option to prepay all, but not less than all of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued but unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other sums, that shall have become due and payable but have not been paid, including Lenders’ Expenses, if any, and interest at the Default Rate with respect to any past due amounts.  Lenders shall apply the proceeds of any prepayment in any order and manner as Lenders determine, in their sole discretion.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the LIBOR Rate in effect from time to time plus Eight and Fifty-Four Hundredths Percent (8.54%), which aggregate interest rate shall be determined by Collateral Agent in accordance with the definition of “LIBOR Rate” on the third Business Day prior to the Effective Date and on the first day of each month thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e).  Except as set forth in Section 2.2(b), such interest shall accrue on the Term Loans commencing on, and including, the Effective Date, and shall accrue on the principal amount outstanding under the Term Loans through and including the day on which such Term Loans are paid in full (or any payment is made hereunder).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c) 360-Day Year.  Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days.

(d) Debit of Accounts.  Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due.  These debits (or ACH activity) shall not constitute a set-off.

(e) Payments.  Except as otherwise expressly provided herein, all loan payments by Borrower hereunder shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month.  Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4 Secured Promissory Notes.  The Term Loans shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth herein.  Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or

(as the case may be) the receipt of such payment.  The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, together with an appropriate indemnity Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.5 Fees.  Borrower shall pay to the Lenders:

(a) Facility Fee.  A fully earned, non‑refundable facility fee of One Hundred Forty Thousand Dollars ($140,000.00) to be shared between the Lenders, with a split of Seventy-Five Thousand ($75,000.00) earned by Bank and Sixty-Five Thousand ($65,000.00) earned by Solar (receipt of Seventy-Five Thousand Dollars ($75,000.00) of which Collateral Agent hereby acknowledges);

(b) Final Payment.  The Final Payment, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(c) Prepayment Fee.  The Prepayment Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares; and

(d) Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.6 Withholding.  Payments received by Lenders from Borrower hereunder will be made free and clear of any withholding taxes.  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Lenders with proof reasonably satisfactory to Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make a Term Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original Loan Documents to which Borrower or any of its Subsidiaries is a party;

(b) subject to the Post Closing Letter, duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower;

(c) duly executed original Secured Promissory Notes in favor of each Lender according to its Term Loan Commitment Percentage;

(d) the Operating Documents of Borrower and its Subsidiaries and good standing certificates of Borrower certified by the Secretary of State of Borrower’s state of organization and each state in which Borrower is qualified to conduct business (or comparable documents for Borrower’s international Subsidiaries if applicable), each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) the Perfection Certificate for Borrower and each Subsidiary;

(f) the Annual Projections, for the current calendar year;

(g) duly executed original Corporate Borrowing Certificate for Borrower, in substantially the form attached to this Agreement;

(h) certified copies, dated as of a date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i) a copy of any applicable Registration Rights Agreement or Investors’ Rights Agreement and any amendments thereto;

(j) subject to the Post Closing Letter, a landlord’s consent executed in favor of Collateral Agent in respect of Borrower’s headquarters location;

(k) a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(l) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders;

(m) a payoff letter in respect of the Existing Indebtedness;

(n) evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(o) an Authorization for Pre-Authorized Payments (Debit), substantially in the form of Exhibit E attached hereto; and

(p) payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, is subject to the following conditions precedent:

(a) receipt by the Lenders of (i) an executed Disbursement Letter in the form of Exhibit B-1 attached hereto, and (ii) an executed Advance Request Form in the form of Exhibit B-2 attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of the Advance Request Form (and the Disbursement Letter) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) in such Lender’s sole discretion, there has not been any Material Adverse Change or any material adverse deviation by Borrower from the Annual Projections of Borrower presented to and accepted by Collateral Agent and each Lender; and

(d) payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.3 Covenant to Deliver. Borrower agrees to deliver to each Lender each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by any Lender of any such item shall not constitute a waiver by such Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify Lenders (which notice shall be irrevocable) by facsimile, or telephone by 2:00 p.m. Eastern time three (3) Business Days prior to the date the Term Loan is to be made.  Together with any such facsimile notification, Borrower shall deliver to Lenders by facsimile a completed Advance Request Form and the Disbursement Letter, each executed by a Responsible Officer or his or her designee.  Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is a Responsible Officer or designee.  On the Funding Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.  Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien.  If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower, shall promptly notify Collateral Agent in a writing signed by Borrower, as the case may be, of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to the Borrower.

4.2 Authorization to File Financing Statements.  Subject to the limitations contained in the definition of “Collateral,” Borrower hereby authorizes Collateral Agent to file and amend financing statements or take any other action required, including the filing and amending of any IP Agreement, to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

4.3 Pledge of Collateral.  Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower.  To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee.  Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows at all times:

5.1 Due Organization, Authorization: Power and Authority.  Borrower, and each of its Subsidiaries (as applicable), is duly existing and Borrower is in good standing as a Registered Organization in its jurisdiction of organization and Borrower, and each of its Subsidiaries (as applicable), is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.  In connection with this Agreement, Borrower and each Subsidiary have delivered to Collateral Agent a completed perfection certificate signed by an officer of Borrower or such Subsidiary (as applicable) (each, a “Perfection Certificate”).  Borrower represents and warrants that (a) Borrower’s exact legal name is that which is indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) each Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) each Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its respective predecessors) has not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower, and each of Borrower’s Subsidiaries, is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement; such updated Perfection Certificate subject to the review and approval of Collateral Agent).  If Borrower or any of Borrower’s Subsidiaries is not now a Registered Organization but later becomes one, Borrower shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, including the Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower, or any of Borrower’s Subsidiaries, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower, or any of Borrower’s Subsidiaries, or their respective properties is bound.  Borrower is not in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and Borrower does not have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificate delivered to Collateral Agent in connection herewith (as the same may be updated from time to time, provided that any such updates shall be in form and substance acceptable to, and approved in writing by, Collateral Agent in its sole discretion) with respect of which Borrower has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein.

(b) On the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as disclosed in the Perfection Certificate (as the same may be updated from time to time, provided that any such updates shall be in form and substance acceptable to, and approved in writing by, Collateral Agent in its sole discretion), and, as of the Effective Date, no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).  None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificate on the Effective Date or as permitted pursuant to Section 6.11.

(c) All Inventory is in all material respects of good and marketable quality, free from material defects.

(d) Borrower is the sole owner of the Intellectual Property each respectively purports to own, except for non-exclusive licenses granted to its customers in the ordinary course of business.  Except as noted on the Perfection Certificate or as notified to Collateral Agent pursuant to the second to the last sentence of this Section 5.2(d), Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which Borrower is the licensee that (i) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral.  Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of entering into or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public).  Borrower shall take such commercially reasonable steps as Collateral Agent and any Lender requests to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) all licenses or agreements to be deemed “Collateral” and for Collateral Agent and each Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (ii) Collateral Agent and each Lender shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s and such Lender’s rights and remedies under this Agreement and the other Loan Documents.

(e) (i) Each of Borrower’s and its Subsidiaries’ Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change.

5.3 Litigation.  Except as disclosed on the Perfection Certificate or in accordance with Section 6.9 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower, or any of Borrower’s Subsidiaries, involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4 No Material Deterioration in Financial Condition; Financial Statements.  All consolidated financial statements for Borrower, or any of Borrower’s Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements), in all material respects the consolidated financial condition of Borrower, or any of Borrower’s Subsidiaries, and the consolidated results of operations of Borrower, or any of Borrower’s Subsidiaries.  There has not been any material deterioration in the consolidated financial condition of Borrower, or any of Borrower’s Subsidiaries, since the date of the most recent financial statements submitted to any Lender.

5.5 Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower is not, nor is any of Borrower’s Subsidiaries, a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

Borrower is not, nor is any of Borrower’s Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) a Blocked Person.  Borrower is not, nor to the knowledge of Borrower, is any of Borrower’s Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducting any business or engaged or engaging in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Investments.  Borrower does not own any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions.  Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, and Borrower, and each such Subsidiary, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, and each such Subsidiary, in all jurisdictions in which Borrower, and each such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the following sentence.  Borrower, may defer payment of any contested taxes, provided that Borrower, or each such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is not aware of any claims or adjustments proposed for any of Borrower’s, or any of Borrower’s Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Borrower, or any of Borrower’s Subsidiaries.  Borrower, and each of Borrower’s Subsidiaries, has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not, nor has any of Borrower’s Subsidiaries, withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any such Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.  A portion of the proceeds of the Term Loans shall be used by Borrower to repay the Existing Indebtedness in full on the Effective Date.

5.10 Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.11 Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6. AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of Borrower’s Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, and each Lender, in all of the Collateral.  Borrower shall promptly provide copies to Collateral Agent of any material Governmental Approvals obtained by Borrower.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to each Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering the consolidated operations of Borrower, and each of Borrower’s Subsidiaries, for such month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent and no later than thirty (30) days after the last day of each quarter, a company prepared cash flow statement covering the consolidated operations of Borrower, and each of Borrower’s Subsidiaries, for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, or within five (5) days of filing with the Securities and Exchange Commission, audited consolidated financial statements of Borrower prepared under GAAP, consistently applied, together with an unqualified opinion (or an opinion qualified only as to going concern) on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion; (iii) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than ten (10) days after the last day of each of Borrower’s fiscal years, Borrower’s financial projections for the entire current fiscal year as approved by Borrower’s Board of Directors, which such annual projections shall be set forth in a month-by-month format (such annual financial projections as originally delivered to Collateral Agent and the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by Borrower’s Board of Directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval); (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt; (v) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8 K filed with the Securities and Exchange Commission (provided that documents required to be delivered pursuant to this clause (v) shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address); (vi) prompt notice of (A) any material change in the composition of the Intellectual Property, (B) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark, and (C)  Borrower’s knowledge of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; (vii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each deposit account or securities account maintained by Borrower, or any of Borrower’s Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s); and (viii) other financial information as reasonably requested by Collateral Agent or any Lender.  Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Borrower shall allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (except while an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral.  Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3 Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and their Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Collateral Agent of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year.

6.4 Taxes; Pensions.  Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, and each of Borrower’s Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Collateral Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral

Agent, as additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to (and, in any case, Borrower shall) give Collateral Agent at least thirty (30) days notice before canceling, amending, or declining to renew its policy.  At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6 Operating Accounts.

(a) Maintain Borrower’s, and each of Borrower’s domestic Subsidiaries’, primary Collateral Accounts with Bank or Bank’s Affiliates, and not less than ten percent (10.00%) of Borrower’s and its’ Subsidiaries’ total deposits and investments with Bank or Bank’s Affiliates. Without limiting the foregoing, (i) all accounts permitted to be maintained outside of Bank pursuant to the preceding sentence shall be subject to a Control Agreement in favor of Collateral Agent (as necessary to perfect such Collateral Agent’s Lien in such Collateral Accounts); (ii)  until such time as Borrower’s and its domestic Subsidiaries’ Collateral Accounts are maintained with Bank or subject to Control Agreements in favor of Collateral Agent, Borrower shall maintain all proceeds of the Term Loans in accounts with Bank or in Collateral Accounts subject to a Control Agreement in favor of Collateral Agent; and (iii) Borrower shall have forty-five (45) days from the Effective Date to transition its and its domestic Subsidiaries’ primary Collateral Accounts to Bank or Bank’s Affiliates.

(b) Borrower, and each of Borrower’s Subsidiaries, shall provide Collateral Agent five (5) days’ prior written notice before establishing any Collateral Account at or with any Person other than Bank or as otherwise permitted herein.  In addition, for each Collateral Account that Borrower, or any of Borrower’s domestic Subsidiaries, at any time maintains, Borrower, or any such Subsidiary, shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without the prior written consent of Collateral Agent.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of Borrower’s Subsidiaries’, employees and identified to Collateral Agent by Borrower as such.

(c) Borrower shall not, nor shall Borrower’s domestic Subsidiaries, maintain any Collateral Accounts except Collateral Accounts located in the United States in accordance with Sections 6.6(a) and (b).

6.7 Protection of Intellectual Property Rights.  Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.  If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise in connection with the Product Collateral, or (ii) applies for any patent or the registration of any trademark or servicemark in connection with the Product Collateral, then Borrower or such Subsidiary shall, on a quarterly basis (and more frequently upon the occurrence of an Event of Default), provide written notice thereof to

Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment on and after the Marketing Approval Date to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office in connection with the Product Collateral, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least fifteen (15) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request on and after the Marketing Approval Date in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office on and after the Marketing Approval Date with the United States Copyright Office.  Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property on and after the Marketing Approval Date.

6.8 Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent and Lenders, without expense to Collateral Agent or Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Notices of Litigation and Default.  Borrower will give prompt written notice to Collateral Agent and Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower, or any of Borrower’s Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower, or any of Borrower’s Subsidiaries, of Two Hundred Fifty Thousand Dollars ($250,000.00) or more or which could reasonably be expected to cause a Material Adverse Change.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent and Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Minimum Liquidity. Borrower shall at all times maintain unrestricted cash and Cash Equivalents, in Collateral Accounts maintained with Bank or subject to Control Agreements in favor of Collateral Agent, in an amount equal to or greater than (i) until such time as Borrower enters into a partnership agreement, within the European Union, with respect to Vosaroxin, five (5) times Borrower’s Monthly Cash Burn and (ii) at all times after such partnership agreement has been entered into, three (3) times Borrower’s Monthly Cash Burn. Notwithstanding the foregoing, from and after the Equity Event, Borrower shall not be required to comply with the preceding sentence.

6.11 Landlord Waivers; Bailee Waivers.  In the event that Borrower, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, and in each case having a book value of Two Hundred Fifty Thousand Dollars ($250,000.00) or more per location, then Borrower will first receive the written consent of Collateral Agent and such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.12 Creation/Acquisition of Subsidiaries.  In the event Borrower, or any of Borrower’s Subsidiaries, creates or acquires any Subsidiary, Borrower, or such Subsidiary, shall promptly notify Collateral Agent and each Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent or any Lender to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower, or such Subsidiary, as applicable, shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, and each Lender, a perfected security interest in the Shares of each Subsidiary.  Without limiting the foregoing, Collateral Agent reserves the right to perfect its security interest in the Shares of each of Borrower’s Subsidiaries, whether now-existing or hereafter acquired or created.

6.13 Further Assurances.

(a) Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b) Deliver to Collateral Agent and Lenders, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower or any of Borrower’s Subsidiaries.

7. NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the Intellectual Property of Borrower, or any of Borrower’s Subsidiaries, in the ordinary course of business in connection with joint ventures and corporate collaborations; (e) licenses for the use of the Intellectual Property of Borrower, or any of Borrower’s Subsidiaries, that are approved by Borrower’s Board of Directors and which could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (f) an exclusive license of Borrower’s commercial rights (outside of the United States) in Vosaroxin and SNS-062 to Sunesis International pursuant to, in the case of  Vosaroxin, the Letter Agreement and the Resource Pooling Arrangement or, with respect to SNS-062, similar arrangements in form and content reasonably acceptable to the Collateral Agent and the Lenders.

7.2 Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) any Key Person shall cease to be actively engaged in the management of Borrower unless a replacement for such Key Person is approved by Borrower’s Board of Directors and engaged by Borrower within one hundred fifty (150) days of such change, or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering, a private placement of public equity or to venture capital investors or strategic/collaborative partners so long as Borrower identifies to Collateral Agent the venture capital investors or strategic/collaborative partners prior to the closing of the transaction).  Borrower shall not, without at least twenty (20) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary

(provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured guaranty of Borrower’s Obligations hereunder) or into Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent or any Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of Borrower’s Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s, or such Subsidiary’s, Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment or redeem, retire or purchase any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year) or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.  Notwithstanding the foregoing, Subsidiaries of Borrower shall be permitted to pay dividends, or make other distributions, to Borrower.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) equity investments by Borrower’s investors, and (c) the transactions described in Section 7.1(f).

7.9 Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Compliance with Anti-Terrorism Laws.  Collateral Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and their principals, which information includes the name and address of Borrower and their principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti-Terrorism Laws.  Borrower shall not, nor shall

Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower shall immediately notify Collateral Agent if Borrower has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.12 Foreign Cash Assets.  Permit Borrower and its Subsidiaries to maintain cash or Cash Equivalents outside the United States to exceed twenty-five percent (25.00%) of Borrower’s and its Subsidiaries’ total cash and Cash Equivalents.  Without limiting the foregoing, until Borrower has achieved the Equity Event, Borrower shall not permit assets maintained by Sunesis Bermuda to exceed Six Million Dollars ($6,000,000.00).

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notices of Litigation and Default), 6.10 (Minimum Liquidity), 6.11 (Landlord Waivers; Bailee Waivers) or 6.12 (Creation/Acquisition of Subsidiaries) or Borrower violates any covenant in Section 7; or

(b) Borrower, or any of Borrower’s Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change.  A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which Borrower maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements.  There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change;

8.7 Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8 Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10 Governmental Approvals.  Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or

8.11 Lien Priority.  Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall, at the written direction of Required Lenders, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall, at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations (a) any balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall, at the written direction of the Required Lenders, without notice or demand, do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates.  Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower;

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof);

(viii) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then one hundred five percent (105%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then one hundred ten percent (110%), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; and

(ix) terminate any FX Contracts.

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence and during the continuance of an Exigent Circumstance

9.2 Power of Attorney.  Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits.  Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make Credit Extensions hereunder.  Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter.  No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims.  To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5 Liability for Collateral.  So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative.  Collateral Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Collateral Agent and then is only effective for the specific instance and purpose for which it is given.  Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Collateral Agent has all rights and remedies provided under the Code, any applicable law, by law, or in equity.  Collateral Agent’s exercise of one right or remedy is not an election, and Collateral Agent’s waiver of any Event of Default is not a continuing waiver.  Collateral Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver.  Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent on which Borrower is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	SUNESIS PHARMACEUTICALS, INC. 395 Oyster Point Boulevard, Suite 400 South San Francisco, California 94080 Attn: Chief Financial Officer Fax: (650) 266-3505

with a copy (which shall not constitute notice) to:	Cooley LLP 3175 Hanover Street Palo Alto, California 94304-1130 Attn: Mehdi Khodadad Fax: (650) 894-7400

If to Collateral Agent:	BRIDGE BANK, a division of Western Alliance Bank 55 Almaden Boulevard, Suite 100 San Jose, California 95113 Attn: Loan Operations

with a copy to:	BRIDGE BANK, a division of Western Alliance Bank 12220 El Camino Real, Suite 100 San Diego, California 92130 Attn: Robert C. Lake, SVP, Head of Life Sciences EMAIL: rob.lake@bridgebank.com

with a copy to:	SOLAR CAPITAL LTD. 500 Park Avenue, 3rd Floor New York, New York 10022 Attn: Christopher Kalakay Fax: (212) 993-1698

with a copy (which shall not constitute notice):	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 Attn: Troy Zander Fax: (858) 638-5086
with a copy (which shall not constitute notice):	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111-6538 Attn: Haim Zaltzman Fax: (415) 395-8095

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.

11.1 Governing Law and Jurisdiction.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW)), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.2 Waiver of Jury Trial.  EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING.  THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.3 Submission to Jurisdiction.  Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process.  Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction.  Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.6).  The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”).  Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form reasonably satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require.  Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer (i) in respect of the Warrants or (ii) in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) a Lender’s own financing or securitization transactions and upon the occurrence of a default, Event of Default or similar occurrence with respect to such financing or securitization transaction) shall be permitted to any Person if such person is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent, without Borrower’s consent.

12.2 Indemnification.  Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s  gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents.  Collateral Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration.   No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.6(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality.  In handling any confidential information of Borrower, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no fault of the Lenders and/or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Collateral Agent does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Right of Set Off.  Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13. COLLATERAL AGENT.  Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Annex I attached hereto.  Borrower acknowledges and agrees to the terms and conditions set forth on Annex I attached hereto

14. DEFINITIONS

14.1 Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance Request Form” is that certain form attached hereto as Exhibit B-1.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is May 1, 2017; provided that if the Extended Interest-Only Period occurs, the Amortization Date shall mean November 1, 2017.

“Annual Projections” is defined in Section 6.2(a).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” has the meaning given it in Section 12.1.

“Bermuda Share Pledge Documents” means those certain share pledge agreements by Borrower with respect to the Shares held by Borrower in Sunesis Bermuda and Sunesis International in favor of Collateral Agent, for the ratable benefit of the Lenders, in form and substance reasonably satisfactory to Collateral Agent and the Lenders, and any other documents, instruments, and undertakings necessary and reasonably required by Collateral Agent and the Lenders to be executed in connection therewith.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are Borrower’s books and records including ledgers, federal, and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent.  For the avoidance of doubt, the direct purchase by Borrower, co-borrower, or any subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, co-borrower, or any subsidiary of Borrower shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this Agreement governing Permitted Investments.  Notwithstanding the foregoing, Cash Equivalents does not include and Borrower, and each of Borrower’s Subsidiaries, are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A granted by Borrower to Collateral Agent, for the ratable benefit of the Lenders; provided that, after the termination of the RPI Obligations and the termination of the Revenue Participation Agreement, without any further action on the part of Collateral Agent, Borrower or any Lender, the “Collateral” shall mean any and all properties, rights and assets of Borrower described on Exhibit A-1 granted by Borrower to Collateral Agent, for the ratable benefit of the Lenders.  Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (i) until the Marketing Approval Date, (x) the collateral description on any UCC financing statement or financing statement amendment filed by the Collateral Agent or any Lender to perfect its security interest in the Collateral shall reflect the Collateral description contained in Exhibit A-1 and not the Collateral description contained in Exhibit A, and (y) neither the Collateral Agent nor any Lender shall file or record the IP Agreement with the U.S. Patent and Trademark Office and (ii) no sooner than one (1) Business Day following the Marketing Approval Date, the Collateral Agent shall be authorized to (x) file, or cause to be filed, a UCC Financing Statement Amendment, amending the Collateral description to reflect Exhibit A, and (y) file the IP Agreement with the U.S. Patent and Trademark Office. Effective from and after the termination of all RPI Obligations and the termination of the Revenue Participation Agreement, Collateral Agent shall, upon written request from, and at the sole cost and expense of, Borrower, file or record (as applicable), or cause to be filed or recorded, a UCC Financing Statement Amendment, amending the Collateral description to reflect Exhibit A-1 and to terminate the recordation of the IP Agreement.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Agent” means Bank, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Collateral Agent-Related Person” means the Collateral Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Collateral Agent-Related Person shall be an Affiliate of Borrower.

“Collateral Sharing Agreement” means that certain Collateral Sharing Agreement among RPI and Collateral Agent, dated as of the Effective Date, in form and content acceptable to Collateral Agent and Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Term Loan or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number xxxx084159, maintained with the Bank.

“Disbursement Letter” is that certain form attached hereto as Exhibit B-1.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then‑prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent.  Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form reasonably satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Event” means Borrower’s receipt after the Effective Date of net cash proceeds (with no right of redemption, clawback, escrow or similar right to offset) of at least Twenty Five Million Dollars ($25,000,000.00) in the aggregate from any transaction or series of related transactions from a collaboration agreement, sale or issuance of Borrower’s equity securities, or any combination thereof.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Indebtedness” is the indebtedness of Borrower to the Existing Lenders in the aggregate principal outstanding amount as of the Closing Date of approximately Seven Million One Hundred Ninety-Eight Thousand Four Hundred Ninety-One Dollars ($7,198,491) pursuant to that certain Loan and Security Agreement, dated as of October 18, 2011, entered into by and between the Existing Lenders and Borrower.

“Existing Lenders” means Oxford Finance LLC, Silicon Valley Bank and Horizon Technology Finance Corporation; and their respective successors and assigns.

“Extended Interest-Only Period” means Borrower’s written election to Collateral Agent by March 31, 2017, to extend the Amortization Date to November 1, 2017, which election is contingent upon Borrower obtaining (and providing evidence of the same, in form and content reasonably acceptable to Collateral Agent and the Lenders, of) regulatory approval for Vosaroxin as a potential treatment for relapsed or refractory acute myeloid leukemia in Europe, including but not limited to obtaining a CE Mark with respect thereto.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of the Term Loans, or (c) the prepayment of the Term Loans pursuant to Section 2.2(c) or (d), equal to the original principal amount of the Term Loans multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares.

“Final Payment Percentage” is three and three-quarters percent (3.75%).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and the goodwill of the business of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date by and between Borrower and Collateral Agent.

“Key Person” means each of Borrower’s (i) President and/or Chief Executive Officer, or (ii) Chief Financial Officer and/or V.P. of Finance (or similar).

“Lender” is any one of the Lenders.

“Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Letter Agreement” means that certain Letter Agreement from Borrower to Sunesis International dated as of July 22, 2013, as in effect on the Effective Date; provided that the same shall not be modified, amended or restated without Collateral Agent’s prior written consent.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“LIBOR Rate” means the rate per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) for a term of one (1) month, which determination by Collateral Agent shall be conclusive in the absence of manifest error.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Bermuda Share Pledge Documents, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, each Advance Request Form, the Post Closing Letter, the IP Agreement, the Collateral Sharing Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower, and any other present or future agreement entered into by Borrower for the benefit of Lenders and Collateral Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Marketing Approval Date” means the date upon which Marketing Approval (as defined in the Revenue Participation Agreement) of the Product is received.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is April 1, 2020.

“Monthly Cash Burn” means, for any period of determination, Borrower’s monthly net income, minus amortization plus depreciation (such amortization and depreciation as reviewed and approved in writing by Collateral Agent and the Lenders), plus non-cash stock compensation expense, including non-cash expense associated with granting stock options, plus the current portion of interest-bearing liabilities due and payable in the immediately succeeding three (3) month period; all determined in accordance with GAAP and calculated on a trailing six (6) month basis. In calculating Monthly Cash Burn, the income effect of revaluing warrants shall be disregarded.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes the Lenders now or later, in connection with; related to; following; or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrants).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (as applicable) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing May 1, 2016.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by liens specified in clause (c) of the definition of “Permitted Liens” provided such Indebtedness shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate principal amount outstanding at any one time;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) Indebtedness that also constitutes a Permitted Investment;

(h) Other unsecured Indebtedness not otherwise permitted hereunder, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time;

(i) the RPI Obligations, subject to the terms and conditions of the Collateral Sharing Agreement; and

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Investments permitted by Borrower investment policy as approved by Borrower’s Board of Directors, provided such investment policy and any amendment (and any amendment thereto) has been provided and is acceptable to Lenders;

(c) Investments in joint ventures, strategic alliances, licensing and similar arrangements customary in Borrower’s industry and which do not require Borrower to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or, without the prior written consent of the Bank, require Borrower to transfer ownership of non-cash assets to such joint venture or other entity; not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any time;

(d) Investments in cash and Cash Equivalents;

(e) Subject to Section 7.12, Investments made from time to time by Borrower in Sunesis Bermuda and Sunesis International; and

(f) Other Investments not otherwise permitted by subsection (a) through (d) above, not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in cash in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment or other assets subject to capital leases acquired or held by Borrower incurred for financing the acquisition of the Equipment or such assets subject to capital leases, or (ii) on existing Equipment or such assets subject to capital leases when acquired, in each case if the Lien is confined to the property and improvements and the proceeds of the Equipment or other assets subject to capital leases; provided that such Liens under this clause (c) (A) may have priority over liens granted to Collateral Agent hereunder to the extent provided under the Code so long as the Indebtedness secured by the Liens remain outstanding and (B) may secure Indebtedness of no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate principal amount outstanding at any one time;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided they have no priority over any of Collateral Agent’s Lien and the aggregate amount of the obligations secured by such Liens does not any time exceed Fifty Thousand Dollars ($50,000.00);

(e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest;

(f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(g) Liens to secure payment of workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(i) licenses of Intellectual Property permitted by Section 7.1 hereof;

(j) the RPI Lien, provided the RPI Lien (and performance of the RPI Obligations) is subject to the terms and conditions of the Collateral Sharing Agreement; and

(k) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (i) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post Closing Letter” means that certain Post Closing Letter dated as of the Effective Date by and among Collateral Agent and Borrower.

“Prepayment Fee” means with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, two percent (2.00%) of the principal amount of such Term Loan prepaid;

(ii) for a prepayment made after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, one percent (1.00%) of the principal amount of the Term Loan prepaid; and

(iii) for a prepayment made after the second anniversary of the Funding Date of such Term Loan and prior to the Maturity Date, one-half of one percent (0.50%) of the principal amount of the Term Loan prepaid.

“Product” means the Product as defined in the Revenue Participation Agreement.

“Product Collateral” means the Product Collateral as defined in the Revenue Participation Agreement.

“Pro Rata Share” means, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resource Pooling Arrangement” means that certain Resource Pooling Arrangement by and between Borrower and Sunesis International dated as of July 1, 2013, as in effect on the Effective Date; provided that the same shall not be modified, amended or restated without Collateral Agent’s prior written consent.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Revenue Participation Agreement” means that certain Revenue Participation Agreement dated as of the March 29, 2012 by and between Borrower and RPI.

“Revenue Participation Agreement Documents” means, collectively, the Revenue Participation Agreement, that certain Intellectual Property Security Agreement dated as of March 29, 2012, by and between Borrower and RPI, and any other documents, instruments, certificates and/or agreements necessary to, and executed in connection with, the Revenue Participation Agreement, together with all schedules and exhibits thereto; all in form and substance reasonably acceptable to Collateral Agent and attached hereto as Annex X; provided the same are subject to the Collateral Sharing Agreement.

“RPI” means RPI Finance Trust, a Delaware statutory trust.

“RPI Intellectual Property” means Borrower’s Intellectual Property that is included in the Product Collateral.

“RPI Lien” means the Lien granted by Borrower to secure repayment of the RPI Obligations.

“RPI Obligations” means the obligations of Borrower under and with respect to the Revenue Participation Agreement.

“Secured Promissory Note” is defined in Section 2.4.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” means (i) in the case of any entity organized under the laws of the United States or any territory thereof (a “U.S. Subsidiary”), one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower, in any Subsidiary; and provided that, (ii) in the case of any entity which is not an entity organized under the laws of the United States or any state or territory thereof and which is owned directly by (a) Borrower or (b) any U.S. Subsidiary of Borrower (in each case of (a) or (b) a “First Tier Foreign Subsidiary”),  sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in such First Tier Foreign Subsidiary and (iii) for clarity’s sake, with respect to Sunesis Bermuda and Sunesis International, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock and preferred interests owned or held of record by Borrower in such First Tier Foreign Subsidiaries.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now existing or hereafter incurred indebtedness to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“Sunesis Bermuda” means Sunesis Pharmaceuticals (Bermuda) Ltd, a 100% owned First Tier Foreign Subsidiary of Borrower formed under the laws of Bermuda.

“Sunesis International” means Sunesis Pharmaceuticals International LP, a limited partnership formed by Borrower and Sunesis Bermuda under the laws of Bermuda, and thereby a First Tier Foreign Subsidiary of the Borrower.

“Term Loan” is defined in Section 2.2(a) hereof.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.  “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Transfer” is defined in Section 7.1.

“Vosaroxin Product Rights” means the Vosaroxin Product Rights as defined in the Revenue Participation Agreement.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date, or any date thereafter, issued by Borrower in favor of each Lender.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SUNESIS PHARMACEUTICALS, INC.

By:	/s/ Eric H. Bjerkholt
Name:	Eric H. Bjerkholt
Title:	EVP Corp Dev and Finance, CFO

COLLATERAL AGENT AND LENDER:

WESTERN ALLIANCE BANK

By:	/s/ William Wickline
Name:	William Wickline
Title:	VP, Director of Portfolio Management

LENDER:

SOLAR CAPITAL LTD.

By:	/s/ Anthony J. Storino
Name:	Anthony J. Storino
Title:	Authorized Signatory

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Term Loans

Lender	Term Loan Commitment	Commitment Percentage
WESTERN ALLIANCE BANK	$7,500,000.00	50%
SOLAR CAPITAL LTD.	$7,500,000.00	50%
TOTAL	$15,000,000.00	100.00%

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (other than the Intellectual Property, as defined below; but including the RPI Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (i) except with respect to the RPI Intellectual Property, (A) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished; (B) any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; (C) trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not; (D) the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions; and (E) any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (ii) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of any First Tier Foreign Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property except as permitted thereby.

EXHIBIT A-1

[replaces Exhibit A from and after the termination

of the RPI Obligations and the termination of the Revenue Participation Agreement only]

Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (i) (A) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished; (B) any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; (C) trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not; (D) the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions; and (E) any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (ii) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of any First Tier Foreign Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property except as permitted thereby.

EXHIBIT B-1

Disbursement Letter

[See attached]

DISBURSEMENT LETTER

The undersigned, being the duly elected and acting Chief Financial Officer of SUNESIS PHARMACEUTICALS, INC., a Delaware corporation with offices located at 395 Oyster Point Boulevard, Suite 400, South San Francisco, California  94080 (“Borrower”), does hereby certify to WESTERN ALLIANCE BANK (“Bank” and “Lender”), as collateral agent (the “Collateral Agent”) in connection with that certain Loan and Security Agreement dated as of March 31, 2016, by and among Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

5. No Material Adverse Change has occurred.

6. The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7. The proceeds of the Term Loan shall be disbursed as follows:

Disbursement from Western Alliance Bank:
Loan Amount	$7,500,000.00
Plus:
--Deposit Received	$75,000.00

Less:
--Existing Indebtedness to be remitted to Oxford Finance per the Payoff Letter dated as of March 31, 2016	($ )
--Facility Fee	($75,000.00)
--Interim Interest	($ )
--Lender’s Legal Fees	($ )*

Net Proceeds due from Bank:	$

Disbursement from Solar Capital Ltd.:
Loan Amount	$7,500,000.00

Less:
--Facility Fee	($65,000.00)
--Interim Interest	($ )
--Lender’s Legal Fees	($ )*

Net Proceeds due from Solar:	$

TOTAL TERM LOAN NET PROCEEDS FROM LENDERS	$

8. The aggregate net proceeds of the Term Loans shall be transferred to the Borrower’s account listed as follows:

Account Name:	Sunesis Pharmaceuticals, Inc.
Bank Name:	Bridge Bank, a division of Western Alliance Bank
Bank Address:	55 Almaden Boulevard San Jose, CA 95113
Account Number:
ABA Number:	121143260

[Balance of Page Intentionally Left Blank]

* Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.
* Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

Dated as of the date first set forth above.

BORROWER:

SUNESIS PHARMACEUTICALS, INC.

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

WESTERN ALLIANCE BANK

By
Name:
Title:

[Signature Page to Disbursement Letter]

EXHIBIT B-2

ADVANCE REQUEST FORM

(To be submitted no later than 2:00 PM EST to be considered for same day processing)

To:	Western Alliance Bank, an Arizona corporation

Fax:	(408) 282-1681

Date:

From:	SUNESIS PHARMACEUTICALS, INC.
Borrower's Name

Authorized Signature

Authorized Signer's Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $7,500,000.00 in accordance with the Term Loan as defined in the Loan and Security Agreement dated as of March 31, 2016.

Borrower hereby authorizes Bank to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Revolving Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

[Signature Page to Advance Request Form]

EXHIBIT C

Compliance Certificate

TO:	WESTERN ALLIANCE BANK, as Collateral Agent and Lender SOLAR CAPITAL LTD., as Lender

FROM:	SUNESIS PHARMACEUTICALS, INC.

The undersigned authorized officer (“Officer”) of SUNESIS PHARMACEUTICALS, INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement by and among Borrower, Collateral Agent, and the Lenders (the “Agreement”),

(i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below;

(ii) There are no Events of Default, except as noted below;

(iii) Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(iv) Borrower, and each of Borrower’s Subsidiaries, have timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement;

(v) No Liens have been levied or claims made against Borrower or any of Borrower’s Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s).  The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement		Complies

1)	(A) Balance sheet and income statement	Monthly within 30 days		Yes	No	N/A

	(B) Cash flow statement	Quarterly within 30 days		Yes	No	N/A

2)	Annual (CPA Audited) statements	Within 180 days after Fiscal Year End		Yes	No	N/A

3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (w/n 10 days of FYE). and when revised		Yes	No	N/A

4)	A/R & A/P agings	If applicable		Yes	No	N/A

5)	8-K, 10-K and 10-Q Filings	Within 5 days of filing		Yes	No	N/A

6)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A

7)	IP Report	when required		Yes	No	N/A

8)	Total amount of Borrower’s consolidated cash and cash equivalents at the last day of the measurement period		$

9)	Total amount of Borrower’s and domestic Subsidiaries’ cash and cash equivalents maintained with Bank or Bank’s affiliates at the last day of the measurement period	At least 10% of (8)	$

10)	Total amount of Borrower’s consolidated cash and cash equivalents outside the U.S. at the last day of the measurement period	Not greater than 25% of (8)	$	Yes	No
				Yes	No

	Deposit and Securities Accounts	(Please list all accounts; attach separate sheet if additional space needed)
	Bank	Account Number	New Account?		Acct Control Agmt in place?
1)			Yes	No	Yes	No

2)			Yes	No	Yes	No

3)			Yes	No	Yes	No

4)			Yes	No	Yes	No

5)			Yes	No	Yes	No

6)			Yes	No	Yes	No
	Financial Covenants	Required	Actual			Complies

Minimum Liquidity

(i) until such time as Borrower enters into a partnership agreement, within the European Union, with respect to Vosaroxin, 5x Monthly Cash Burn and (ii) at all times after such partnership agreement has been entered into, 3x Monthly Cash Burn

			$		Yes	No

Other Matters

	Have there been any changes in senior management since the last Compliance Certificate?		Yes	No
	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Agreement?		Yes	No
	Have there been any new or pending claims or causes of action against Borrower that involve more than $250,000?		Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

LENDERS USE ONLY
SUNESIS PHARMACEUTICALS, INC.	DATE
By:		Received by:	Verified by:
Name:
Title:		Date:	Date:

		Compliance Status	Yes	No

EXHIBIT D

Form of Secured Promissory Note

[See attached]

SECURED PROMISSORY NOTE
(Term Loan)

$7,500,000.00	Dated: , 20

FOR VALUE RECEIVED, the undersigned, SUNESIS PHARMACEUTICALS, INC., a Delaware corporation with offices located at 395 Oyster Point Boulevard, Suite 400, South San Francisco, California  94080 (“Borrower”) HEREBY PROMISES TO PAY to the order of [WESTERN ALLIANCE BANK][SOLAR CAPITAL LTD.] (“Lender”) the principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated March 31, 2016 by and among Borrower, WESTERN ALLIANCE BANK, as Collateral Agent, and the Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement.  Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Borrower agrees to pay any initial partial monthly interest payment from the date the Term Loan is made to Borrower under this Secured Promissory Note (this “Note”) to the first Payment Date (“Interim Interest”) on the first Payment Date.

Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2(c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent.  Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

SUNESIS PHARMACEUTICALS, INC.

By
Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By

EXHIBIT E

Form of Authorization for Pre-Authorized Payments (Debit)

Authorization Agreement for Pre-Authorized Payments (Debit)

Company Name:  SUNESIS PHARMACEUTICALS, INC. (the “Company”)

The undersigned hereby authorizes SOLAR CAPITAL LTD. (“Lender”) and the financial institution named below (“Bank”) to electronically charge the Company’s account specified below for payments due under that certain Loan and Security Agreement dated March 31, 2016 (as modified, amended and or restated from time to time, the “Agreement”).

Western Alliance Bank
Bank Name	Branch Location (where account was opened)

City	State	Zip Code

121143260
Bank Transit/ABA Number	Account Number

SUNESIS PHARMACEUTICALS, INC.
Checking or Savings Account	Account Name

This authority is to remain in full force and effect until Lender and Bank have received written notification from the undersigned of its termination in such time and in such manner as to afford the Lender and Bank a reasonable opportunity to act on it.  Following termination of the authority granted hereby, the Company shall make all payments due the Lender at such time and in such manner as set forth in the Agreement.

Authorizing Party (Please Print)		Company Tax ID Number

	March 31, 2016		March 31, 2016
Signature	Date	Signature	Date

CORPORATE BORROWING CERTIFICATE

Borrower:	SUNESIS PHARMACEUTICALS, INC.	Date: March 31, 2016
Lenders	WESTERN ALLIANCE BANK, as Collateral Agent and Lender
SOLAR CAPITAL LTD., as Lender

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower.  My title is as set forth below.

2. Borrower’s exact legal name is set forth above.  Borrower is a corporation existing under the laws of the State of Delaware.

3.  Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws.  Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4.  The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action).  Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
Daniel N. Swisher, Jr.	President & CEO		☒
Eric H. Bjerkholt	SVP, Corporate Development and Finance and CFO		☒
☐
☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money.  Borrow money from Lenders.

Execute Loan Documents.  Execute any loan documents any Lender requires.

Grant Security.  Grant Collateral Agent and Lenders a security interest in any of Borrower’s assets.

Negotiate Items.  Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants.  Issue warrants for Borrower’s capital stock.

Further Acts.  Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                                        of Borrower, hereby certify as to paragraphs 1 through 5 above, as

[print title]

of the date set forth above.

By:
Name:
Title:

EXHIBIT A

Certificate of Incorporation (including amendments)

[See attached]

EXHIBIT B

Bylaws

[See attached]

INSURANCE AUTHORIZATION LETTER

In accordance with the insurance coverage requirements of the Loan and Security Agreement dated as of  March 31, 2016 (the “Agreement”) between Western Alliance Bank, an Arizona corporation, as Collateral Agent for the Lenders (as defined therein) (“Collateral Agent”), and SUNESIS PHARMACEUTICALS, INC. (“Borrower”), coverage is to be provided as set forth below:

COVERAGE: All risk including liability and property damage.

INSURED:

LOCATION(s) OF COLLATERAL:

1.

Insuring Agent:

Address:

Phone Number:
Fax Number:

ADDITIONAL INSURED AND LOSS PAYEE:

Collateral Agent, as its interests may appear below.

COLLATERAL AGENT:

Bridge Bank, a division of Western Alliance Bank

55 Almaden Blvd.

San Jose, CA 95113

Attn: Note Department

Fax # 408-689-8542

Phone # 408-423-8500

The above coverage is to be provided prior to funding the Agreement.  Borrower hereby agrees to pay for the coverage above and by signing below acknowledges its obligation to do so.

Signature:

Title:

Date:

ANNEX I

Collateral Agent and Lender Terms

1. Appointment of Collateral Agent.

(a) Each Lender hereby appoints the Bank (together with any successor Collateral Agent pursuant to Section 7 of this Annex I) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Lenders for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Annex I to the extent provided by Collateral Agent.

(c) Under the Loan Documents, and except as expressly set forth in this Annex I, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.  Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the Bank or any of its Affiliates in any capacity.

2. Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining.  Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.

(c) Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems.  Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail.  Each “e signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter.  All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS.

3. Collateral Agent’s Reliance, Etc.  Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it in good faith to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.  None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein.  Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders.

4. Collateral Agent Individually.  To the extent Collateral Agent or any of its Affiliates becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5. Lender Credit Decision; Collateral Agent Report.  Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons.  Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (a “Collateral Agent Report”).  Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower.  Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation.  Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report.  Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report.  Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related

Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.

6. Indemnification.  Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document (collectively, “Costs”); provided that no Lender shall be liable for the payment to Collateral Agent of any Costs which resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.  Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Annex I to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.

7. Successor Collateral Agent.  Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Annex I.  If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent.  If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Original Lenders, if any, and if none, from among the Lenders.  Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (d) subject to its rights under Section 2(b) of this Annex I, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

8. Release of Collateral.  Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of Borrower if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b) any Lien held by Collateral Agent for the benefit of the Lenders against (i) any Collateral that is sold or otherwise disposed of by Borrower or any Subsidiary in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral, Borrower, and any Subsidiary  upon (A) termination of all of the Term Loan Commitments, (B) the payment in full in cash of all of the Obligations  (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of this Agreement, in each case, for which no claim has been made), and (C) to the extent requested by Collateral Agent or a Lender, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance acceptable to Collateral Agent and the Lenders (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

9. Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Annex I, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments.  If Collateral Agent receives any payment with respect to the Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day.  If Collateral Agent receives any payment with respect to the Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

(i) If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Non-Funding Lenders.  To the extent that any Lender has failed to fund the Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower thereunder.  The failure of any Non Funding Lender to make the Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.

(d) Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of the Required Lenders.

ANNEX X

Revenue Participation Agreement Documents